UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2014

MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
        Compensatory Arrangements of Certain Officers.

On December 11, 2014 (the “McInturff Agreement Date”), we entered into an employment agreement with Mr. Jeffrey R. McInturff, with an effective date of October 28, 2014 (the “McInturff Agreement”), extending until December 11, 2016, under which Mr. McInturff shall serve as our Vice President and Chief Accounting Officer and as Interim Chief Financial Officer. Pursuant to the McInturff Agreement and in recognition of his increased responsibilities and signatory obligations related to our public filings, Mr. McInturff will receive an initial annual salary of $240,000. We have also agreed to issue to Mr. McInturff an option to purchase 50,000 shares of our common stock, vesting in two equal installments on the first and second anniversary of the McInturff Agreement Date. The option’s strike price is $1.24 per share, which was the closing price of our common stock on the New York Stock Exchange on the McInturff Agreement Date. Mr. McInturff was also granted 15,000 shares of restricted stock which shall vest in two equal installments on the first and second anniversary of the McInturff Agreement Date. Upon the McInturff Agreement Date, Mr. McInturff was also entitled to a cash bonus of $25,000.

Capitalized terms used below have the meanings set forth in the McInturff Agreement, which is attached hereto as Exhibit 10.1. The McInturff Agreement supersedes and replaces any prior written or oral agreements between us and Mr. McInturff. In addition to the compensation terms set forth above which are included in the McInturff Agreement, the McInturff Agreement contains the following material terms:

1.     Although the term of the McInturff Agreement lasts until December 11, 2016, it is subject to earlier termination for Cause, upon death or Disability, voluntarily by Mr. McInturff, by us without Cause or upon a Change in Control. The McInturff Agreement does not automatically renew at the end of its term.

2.     If the McInturff Agreement is terminated for Cause, Death or Disability, or voluntarily by Mr. McInturff (absent a Change in Control), the Company is only obligated to pay Mr. McInturff’s base salary accrued, but not paid, through the date of termination.

3.    If the McInturff Agreement is terminated following or in anticipation of a Change in Control, we shall pay to Mr. McInturff an amount equal to two times the highest annualized base salary during the Employment Period.

4.    If the McInturff Agreement is terminated for any reason other than those listed in Section 2 or 3 above, we shall pay to Mr. McInturff his base salary accrued but not paid through the date of termination and an amount equal to one times the highest annualized base salary during the Employment Period or the full amount of base salary otherwise payable from the date of termination through the end of the Employment Period.

5.     Our obligation to make the Termination Payments is subject to Mr. McInturff’s execution of a release in our favor.

6.     Mr. McInturff receives no less than four weeks’ vacation time and other benefits generally available to our executives.

The foregoing description of the terms and conditions of the McInturff Agreement is qualified in its entirety by reference to the McInturff Agreement itself.

Also on December 11, 2014 (the “Yost Agreement Date”), we entered into an employment agreement with Mr. Kurt C. Yost (the “Yost Agreement”), extending until December 11, 2016, under which Mr. Yost agreed to continue to serve as our Senior Vice President and General Counsel. Pursuant to the Yost Agreement, Mr. Yost's initial annual base salary remains unchanged, at $300,000 annually.

Capitalized terms used below have the meanings set forth in the Yost Agreement, which is attached hereto as Exhibit 10.2. The Yost Agreement supersedes and replaces any prior written or oral agreements between us and Mr. Yost. In addition to the compensation terms set forth above which are included in the Yost Agreement, the Yost Agreement contains the following material terms:

1.     Although the term of the Yost Agreement lasts until December 11, 2016, it is subject to earlier termination for Cause, upon death or Disability, voluntarily by Mr. Yost, by us without Cause or upon a Change in Control. The Yost Agreement does not automatically renew at the end of its term.

2.     If the Yost Agreement is terminated for Cause, Death or Disability, or voluntarily by Mr. Yost (absent a Change in Control), the Company is only obligated to pay Mr. Yost’s base salary accrued, but not paid, through the date of termination.

3.    If the Yost Agreement is terminated following or in anticipation of a Change in Control, we shall pay to Mr. Yost an amount equal to two times the highest annualized base salary during the Employment Period.

4.    If the Yost Agreement is terminated for any reason other than those listed in Section 2 or 3 above, we shall pay to Mr. Yost his base salary accrued but not paid through the date of termination and an amount equal to one times the highest annualized base salary during the Employment Period or the full amount of base salary otherwise payable from the date of termination through the end of the Employment Period.

5.     Our obligation to make the Termination Payments is subject to Mr. Yost’s execution of a release in our favor.

6.     Mr. Yost receives no less than four weeks’ vacation time and other benefits generally available to our executives.

The foregoing description of the terms and conditions of the Yost Agreement is qualified in its entirety by reference to the Yost Agreement itself.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Miller Energy Resources, Inc. and Mr. McInturff dated December 11, 2014
10.2	Employment Agreement between Miller Energy Resources, Inc. and Mr. Yost dated December 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2014	Miller Energy Resources, Inc.
By: /s/ Carl F. Giesler
Chief Executive Officer